Exhibit 99.1
PRESS RELEASE

Media Contacts:	Investor Contacts:
Jerry Parrott	Claudine Prowse, Ph.D.
Vice President, Corporate Communications	Executive Director, Investor Relations
301-315-2777	301-315-1785

Susannah Budington	Peter Vozzo
Director, Corporate Public Relations	Senior Director, Investor Relations
301-545-1062	301-251-6003
HUMAN GENOME SCIENCES REPORTS PROGRESS TOWARD SUSTAINABLE REVENUES AND ANNOUNCES 2011 GOALS AT JPMORGAN HEALTHCARE CONFERENCE
•	President and CEO H. Thomas Watkins sets goal of multi-billion dollar annual revenues by 2015
•	HGS well prepared for successful launch of BENLYSTA®, potentially the first approved drug for lupus in more than 50 years
ROCKVILLE, Maryland — January 10, 2011 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today will announce its priority goals for 2011 and provide updates on the Company’s progress toward becoming a fully commercial organization with sustainable revenues and multiple opportunities to drive future growth. The presentation will be made this afternoon by H. Thomas Watkins, President and Chief Executive Officer, to financial analysts and investors at the 29th Annual JPMorgan Healthcare Conference in San Francisco.
“Based on the opportunities we have in hand and our expectation of U.S. and European regulatory approvals of BENLYSTA, we believe HGS will achieve sustainable multi-billion dollar annual revenues by 2015,” said Mr. Watkins. “2011 will be a game-changing year for us assuming approval and launch of BENLYSTA as the first new drug for lupus in over 50 years. HGS has systematically hired and carefully trained a specialized commercial team that we believe is second to none in their experience and familiarity with rheumatology, biologics and infused products. We are ready to hit the ground running alongside GlaxoSmithKline following FDA approval of BENLYSTA.”

“We are also fully committed to achieving the full therapeutic and commercial potential of BENLYSTA by developing it for other B-cell mediated diseases where patients need new therapeutic options and strong scientific evidence supports therapeutic potential and commercial viability,” he added. “In 2011, we plan to initiate Phase 2 trials of BENLYSTA in vasculitis and post-renal transplant, as well as a Phase 3 trial of a subcutaneous formulation of BENLYSTA.”
Mr. Watkins added that HGS will continue to invest strategically in its oncology and other pipeline opportunities. “These strategic investments are made possible by a strong financial position that we view as essential to our ability to achieve sustainable revenues and sustainable growth into the future,” he said.
During his presentation, Mr. Watkins will discuss the following goals and updates on progress:
BENLYSTA® for Systemic Lupus Erythematosus (SLE): Target Date for FDA Decision on U.S. Approval March 10, 2011; Specialized HGS Commercial Team Hired and Trained; European Regulatory Decision Anticipated Second Half 2011; Building European Organization to Work Alongside GSK in Key Countries
On November 16, 2010, the FDA Arthritis Advisory Committee voted 13-2 to recommend that the FDA approve BENLYSTA (belimumab) for the treatment of autoantibody-positive patients with active SLE who are receiving standard therapy. Following the Advisory Committee meeting, the FDA requested additional information from HGS, which the Company has submitted. In December 2010, the FDA extended the Prescription Drug User Fee Act (PDUFA) target date for the priority review of BENLYSTA to March 10, 2011.
BENLYSTA is an investigational drug and the first in a new class of drugs called BLyS-specific inhibitors. HGS and GSK are developing BENLYSTA under a definitive co-development and co-commercialization agreement entered into in 2006.
In preparation for the successful launch and commercialization of BENLYSTA assuming regulatory approval, HGS has systematically hired and trained a specialized team including sales, marketing and medical affairs. The combined HGS and GSK team, including a U.S. sales force of approximately 150, will work closely together following approval to communicate effectively and appropriately with rheumatologists and other stakeholders and ensure that appropriate patients with systemic lupus who need BENLYSTA will have access to it. HGS and GSK also plan to support physicians and patients with reimbursement and access programs.

Under the terms of the 2006 co-development and co-commercialization agreement with GSK, HGS has responsibility for the global supply of BENLYSTA upon receiving regulatory approvals. HGS currently has inventory available to meet global market needs for at least one year, and its large-scale manufacturing facility has sufficient capacity to provide worldwide supply for the first two to three years following launch. However, HGS and GSK also anticipate that additional capacity will be required. In July 2010, HGS announced an agreement with Lonza that will provide for the future commercialization of BENLYSTA, eventually tripling capacity with production coming on line in 2012.
HGS and GSK expect to receive European approval of BENLYSTA in the second half of 2011. GSK has also submitted regulatory applications in Canada, Australia, Switzerland, Russia and Brazil. Regulatory submissions in other countries are planned in 2011. HGS is building its own commercialization team to work alongside GSK in Europe, with headquarters in Switzerland and local organizations in Germany, France and Spain. Elsewhere, GSK will lead local implementation, with HGS sharing costs and profits equally with GSK.
Key goals for BENLYSTA in 2011:
•	FDA approval and U.S. launch.
•	European approval and launch.
•	Initiate Phase 3 trial of subcutaneous formulation.
•	Initiate Phase 2 trials in vasculitis and post-renal transplant.
Raxibacumab: Deliveries to U.S. Strategic National Stockpile Continue under Second BARDA Contract
In July 2009, the U.S. Government exercised its option to purchase an additional 45,000 doses of raxibacumab for the U.S. Strategic National Stockpile for emergency use in treating inhalation anthrax, with delivery to be completed over a three-year period. HGS expects to receive approximately $142 million from this second award as deliveries are completed, including approximately $51 million received in 2010.

Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS). HGS continues to work closely with FDA to achieve licensure of raxibacumab. HGS is entitled to receive $20 million under its contract with the U.S. Government upon FDA licensure.
Key goals for raxibacumab in 2011:
•	Deliver 15,000 doses to the U.S. Strategic National Stockpile and receive approximately $50 million in revenue as deliveries are accepted.
•	Continue to work with the FDA to achieve licensure of raxibacumab.
Mid- and Early-Stage Pipeline: A Primary Focus on Immunology and Oncology
HGS is investing strategically to expand and advance its mid- and early-stage pipeline beyond potential additional indications for BENLYSTA, with a primary focus on immunology and oncology. The Company is developing its oncology portfolio around its expertise in the apoptosis, or programmed cell death, pathway, and also plans to initiate Phase 2 development of its human monoclonal antibody to the CCR5 receptor for the treatment of ulcerative colitis.
Mapatumumab, a human monoclonal antibody to TRAIL receptor 1, is currently being studied in combination with Nexavar (sorafenib) for the treatment of advanced hepatocellular cancer.
Ongoing Phase 1 trials are evaluating HGS1029 as monotherapy in patients with advanced solid and advanced lymphoid tumors. HGS1029 is an IAP inhibitor, a novel class of compounds that block the activity of IAP (inhibitor of apoptosis) proteins, allowing apoptosis to proceed and causing the cancer cells to die. When IAP proteins are over-expressed in cancer cells, they can help cancer cells resist apoptosis and resume growth and proliferation. HGS plans to continue the study of HGS1029 both alone and in combination with other anti-cancer agents, including mapatumumab.
Key goals for the HGS mid- and early-stage pipeline in 2011 are:
•	Continue the clinical trial of mapatumumab with sorafenib in advanced hepatocellular cancer.
•	Initiate Phase 1b oncology studies of HGS1029 in combination with mapatumumab and other agents.
•	Complete Phase 1 trials of HGS1029 as monotherapy in advanced solid and lymphoid tumors.
•	Initiate Phase 2 trial of CCR5 mAb in ulcerative colitis.

GSK Pipeline: Two Phase 3 Trials of Darapladib Ongoing for the Treatment of Cardiovascular Disease; Eight Phase 3 Trials of Albiglutide Ongoing for the Treatment of Type 2 Diabetes Mellitus
In two pivotal Phase 3 trials, GSK is currently evaluating whether darapladib can reduce the risk of adverse cardiovascular events such as heart attack or stroke in patients with chronic coronary heart disease and acute coronary syndrome, respectively. With a planned enrollment of more than 27,000 patients in the two trials, the Phase 3 clinical program for darapladib is among the largest ever conducted to evaluate the safety and efficacy of any cardiovascular medication. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.
GSK now has eight Phase 3 trials in progress to evaluate the long-term efficacy, safety and tolerability of albiglutide as monotherapy and add-on therapy for patients with type 2 diabetes mellitus. Albiglutide was created by HGS using its proprietary albumin-fusion technology, and the product was licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million — including $33 million received to date — in addition to single-digit royalties on worldwide sales if albiglutide is commercialized.
2010 Financial Guidance
HGS expects cash and investments at year-end 2010 to total between $900 million and $950 million. Cash and investments were approximately $1.2 billion at the end of 2009, which included net proceeds from successful public offerings of HGSI common stock.
Presentation to Be Webcast
Mr. Watkins’ presentation to the 29th Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 10, 2011, at 3:30 PM Pacific or 6:30 PM Eastern time. Investors interested in listening to the live webcast may want to log on before the presentation begins to download any software required. The archive of the presentation will be available for several days following the event.
About Human Genome Sciences
Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472. HGS, Human Genome Sciences and BENLYSTA are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials and regulatory approvals, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
# # #